Exhibit 99

CONTACT:	REGIS CORPORATION:
Mark Fosland – Vice President, Finance
952-806-1707

For Immediate Release

REGIS FOURTH QUARTER REVENUES GREW SIX PERCENT TO $675 MILLION

-Fourth Quarter Total Same-Store Sales Decreased 0.1 Percent-

-Fourth Quarter Same-Store Service Sales Increased 0.9 Percent-

MINNEAPOLIS, July 12, 2007 — Regis Corporation (NYSE:RGS), the global leader in the $150 billion hair care industry, today reported that consolidated revenues increased 6.2 percent in the fourth fiscal quarter of 2007 to a record $675 million, compared to $636 million a year ago.  Fourth quarter same-store sales decreased 0.1 percent.  Fiscal year 2007 revenue increased 8.1 percent to $2.6 billion, compared to $2.4 billion a year ago.  Fiscal year 2007 same-store sales increased 0.2 percent.

Fourth Quarter Revenues:

	For the Three Months Ended June 30, 2007
	Salons		Beauty	Hair Restoration
(Dollars in thousands)	North America	International	Schools	Centers	Consolidated
Revenues:
Service	$389,024	$47,277	$18,991	$14,065	$469,357
Product	146,857	19,521	2,254	16,509	185,141
Royalties and fees	10,088	9,396	—	1,339	20,823
Total	$545,969	$76,194	$21,245	$31,913	$675,321

	For the Three Months Ended June 30, 2006
	Salons		Beauty	Hair Restoration
(Dollars in thousands)	North America	International	Schools	Centers	Consolidated
Revenues:
Service	$368,292	$40,107	$15,933	$12,385	$436,717
Product	147,055	15,413	1,657	15,050	179,175
Royalties and fees	10,050	8,729	—	1,294	20,073
Total	$525,397	$64,249	$17,590	$28,729	$635,965

Fourth Quarter Same-Store Sales:

For the Three Months Ended June 30,

	2007			2006
	Service	Retail	Total	Service	Retail	Total
Regis Salons	-0.1%	-1.1%	-0.2%	-0.8%	-2.3%	-1.1%
MasterCuts	1.1	-6.2	-0.5	-1.0	0.7	-0.6
Trade Secret	-7.3	-9.4	-9.2	2.7	-2.1	-1.6
Strip Center Salons	1.6	0.6	1.5	0.7	0.4	0.7
SmartStyle	2.2	-0.3	1.4	5.5	0.4	3.6
Domestic Same-Store Sales	1.0%	-4.2%	-0.4%	1.0%	-1.0%	0.4%

International Same-Store Sales	-4.9%	5.7%	-1.9%	-6.0%	1.6%	-4.0%

Hair Restoration Same-Store Sales	8.2%	8.6%	8.3%

Consolidated Same-Store Sales	0.9%	-2.8%	-0.1%	0.5%	-0.9%	0.1%

International same-store sales for the quarter represent the 16-week period ended June 23, 2007 versus the 16-week period ended June 24, 2006.

Fiscal Year Revenues:

	For the 12 Months Ended June 30, 2007
	Salons		Beauty	Hair Restoration
(Dollars in thousands)	North America	International	Schools	Centers	Consolidated
Revenues:
Service	$1,512,287	$151,057	$76,556	$53,902	$1,793,802
Product	614,377	65,675	9,071	63,157	752,280
Royalties and fees	38,766	36,698	—	5,042	80,506
Total	$2,165,430	$253,430	$85,627	$122,101	$2,626,588

	For the 12 Months Ended June 30, 2006
	Salons		Beauty	Hair Restoration
(Dollars in thousands)	North America	International	Schools	Centers	Consolidated
Revenues:
Service	$1,395,953	$133,323	$58,281	$46,471	$1,634,028
Product	601,332	53,796	5,671	58,143	718,942
Royalties and fees	39,263	33,543	—	5,088	77,894
Total	$2,036,548	$220,662	$63,952	$109,702	$2,430,864

Fiscal Year Same-Store Sales:

For the 12 Months Ended June 30,

	2007			2006
	Service	Retail	Total	Service	Retail	Total
Regis Salons	0.2%	-1.4%	-0.1%	-0.8%	-1.5%	-0.9%
MasterCuts	0.4	-3.0	-0.3	-0.5	-3.2	-1.1
Trade Secret	-3.8	-5.5	-5.3	-0.4	-1.6	-1.5
Strip Center Salons	1.8	0.6	1.6	1.2	1.9	1.3
SmartStyle	2.7	-1.6	1.2	5.1	2.8	4.3
Domestic Same-Store Sales	1.3%	-2.9%	0.1%	1.1%	-0.2%	0.7%

International Same-Store Sales	-4.0%	7.1%	-0.6%	-5.6%	3.9%	-3.0%

Hair Restoration Same-Store Sales	7.7%	10.6%	8.7%

Consolidated Same-Store Sales	1.0%	-1.8%	0.2%	0.6%	0.1%	0.4%

International same-store sales for the year represent the 52-week period ended June 23, 2007 versus the 52-week period ended June 24, 2006.  The company began including Hair Restoration Centers in its same-store sales calculation beginning with the third fiscal quarter of 2007.

Regis Corporation will announce fourth quarter 2007 earnings results on August 22, 2007. A conference call discussing fourth quarter results will follow at 10:00 a.m., Central Time. Interested parties are invited to listen by logging on to www.regiscorp.com.

Regis Corporation (NYSE:RGS) is the beauty industry’s global leader in salons, hair restoration centers and education. As of March 31, 2007, the Company owned or franchised 11,773 worldwide locations; which included 11,627 beauty salons, 90 hair restoration centers and 56 beauty schools operating under concepts such as Supercuts, Jean Louis David, Vidal Sassoon, Regis Salons, MasterCuts, Trade Secret, SmartStyle, Cost Cutters and Hair Club for Men and Women. These and other concepts are located in the US and in ten other countries throughout North America and Europe. For additional information about the Company, including management’s current financial outlook and a reconciliation of non-GAAP financial information, please visit the Investor Information section of the corporate website at www.regiscorp.com. To join Regis Corporation’s email alert list, click on this link: http://www.b2i.us/irpass.asp?BzID=913&to=ea&Nav=1&S=0&L=1

This press release contains “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate” and “plan.” In addition, the following factors could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include competition within the personal hair care industry, which remains strong, both domestically and internationally, and price sensitivity; changes in economic condition; changes in consumer tastes and fashion trends; labor and benefit costs; legal claims; risk inherent to international development (including currency fluctuations); the continued ability of the Company and its franchisees to obtain suitable locations for new salon development; governmental initiatives such as minimum wage rates, taxes and possible franchise legislation; the ability of the Company to successfully identify, acquire and integrate salons and beauty schools that support its growth objectives; the ability of the company to maintain satisfactory relationships with suppliers; or other factors not listed above. The ability of the Company to meet its expected revenue growth is dependent on salon and beauty school acquisitions, new salon construction and same-store sales increases, all of which are affected by many of the aforementioned risks. Additional information concerning potential factors that could affect future financial results is set forth in the Company’s Annual Report on Form 10-K for the year ended June 30, 2006 and included in Form S-3 Registration Statement filed with the Securities and Exchange Commission on June 8, 2005. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

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